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                                                                    EXHIBIT 99.1


CONTACT:

Debra L. Nelson
Ibis Technology Corporation
(978) 777-4247

FOR IMMEDIATE RELEASE

                     IBIS TECHNOLOGY CORPORATION ANNOUNCES
            THE CLOSING OF ITS PREVIOUSLY ANNOUNCED PUBLIC OFFERING OF 1,000,000 SHARES OF COMMON STOCK AT $27.00 PER SHARE


DANVERS, MA - August 9, 1999 - Ibis Technology Corporation (NASDAQ: IBIS) today announced the closing on August 6, 1999 of its previously announced public offering of 1,000,000 shares of common stock, which were issued and sold by Ibis at $27.00 per share.

Ibis intends to use the net proceeds raised from the offering of the shares to fund research and development, capital expenditures, working capital and for other general corporate purposes.

The offering was underwritten by SoundView Technology Group. Copies of the final prospectus relating to the shares of common stock may be obtained from SoundView Technology Group, 22 Gatehouse Road, Stamford, Connecticut 06902, (203) 462-7200.

Ibis Technology Corporation develops, manufactures and markets SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers for the worldwide semiconductor industry. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current Ibis 1000 oxygen implanters. SIMOX-SOI wafers are Silicon-On-Insulator wafers which enable the production of integrated circuits that the Company believes offer significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers.

The shares were included in a shelf registration statement filed with the Securities and Exchange Commission on July 8, 1999 which was declared effective on July 26, 1999.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at: http://www.ibis.com